Exhibit 4.1
Ace Cash Express, Inc. Non-Employee Directors Stock Incentive Plan.

ACE CASH EXPRESS, INC.
NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN
AUGUST 23, 2005
     On August 23, 2005 (the “Effective Date”), the Board of Directors of Ace Cash Express, Inc. (the “Company”) adopted the following Non-Employee Directors Stock Incentive Option Plan:
     1. PURPOSE. The purpose of the Plan is to provide non-employee directors with a proprietary interest in the Company through the granting of Options and Restricted Stock Awards which will
     (a) increase the interest of the non-employee directors in the Company’s welfare;
     (b) furnish an incentive to the non-employee directors to continue their services for the Company; and
     (c) provide a means through which the Company may attract able persons to serve on the Board.
     2. ADMINISTRATION. The Plan will be administered by the Committee.
     3. PARTICIPANTS. The Committee shall, from time to time, select the particular non-employee directors of the Company to whom Options and Restricted Stock Awards are to be granted under the Plan and who will, upon such grant, become participants in the Plan (or Grantees).
     4. SHARES SUBJECT TO PLAN. The Committee may not grant Options and Restricted Stock Awards under the Plan in the aggregate for more than 200,000 shares of Common Stock of the Company, but this number may be adjusted to reflect, as deemed appropriate by the Committee, any stock dividend, stock split, share combination, recapitalization, or the like of or by the Company. Shares to be optioned and sold or to be granted as Restricted Stock Awards may be made available or granted from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration, forfeiture or cancellation of an Option or Restricted Stock Award or otherwise are no longer subject to purchase pursuant to an Option, or are no longer outstanding as a Restricted Stock Award, granted under the Plan may be re-offered or re-granted under the Plan.
     5. ALLOTMENT OF SHARES. The Committee shall determine the number of shares of Common Stock to be offered, sold or delivered from time to time by grant of Options and Restricted Stock Awards to particular non-employee directors of the Company. The grant of an Option or a Restricted Stock Award to a non-employee director shall not be deemed to entitle the non-employee director to, or to disqualify the non-employee director from, participation in any other grant of Options or Restricted Stock Awards under the Plan.
     6. TERMS AND CONDITIONS OF OPTIONS. Subject to any other specific provisions or limitations of the Plan, the Committee shall determine the provisions, terms and conditions of each Option, including (but not limited to) the vesting schedule, the number of shares of Common Stock subject to the Option, the period during which the Option may be exercised, forfeiture provisions, methods of payment, and all other terms and conditions of the Option.
     (a) Option Agreements and Grant Date. Each Option granted under the Plan shall be evidenced by an Option Agreement in such form (which need not be the same for each Grantee) as the Committee from time to time approves, but which is not inconsistent with the Plan. The Company shall execute Option Agreements upon instructions from the Committee. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option unless otherwise specified by the Committee. The Option Agreement evidencing the Option will be delivered to the Grantee with a copy of the Plan and other relevant Option documents, within a reasonable time after the date of grant.
     (b) Exercise Price. The Committee shall determine the exercise price of each Option at the time a grant is made; provided, that the exercise price shall not be less than the Fair Market Value of the shares of Common Stock covered by the Option on the date of grant.
     (c) Option Period. Options shall be exercisable within the time or times or upon the event or events determined by the Committee and set forth in the Option Agreement; provided, however, that no Option shall be exercisable later than the tenth anniversary of the grant date of the Option.
     (d) Transferability of Options. Options granted under the Plan, and any interest therein, shall not be transferable or assignable by the Grantee, and may not be made subject to execution, attachment or similar process, other than by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Grantee only by the Grantee; provided, that the Grantee may designate any person or persons who may exercise his Options following his death.
     (e) Exercise of Options; Notice. Options may be exercised only by delivery to the Company of a written exercise notice approved by the Committee (which need not be the same for each Grantee), stating the number of shares of Common Stock being purchased, the method of payment, and such other matters as may be deemed appropriate by the Company in connection with the issuance of shares of Common Stock upon exercise of the Option, together with payment in full of the exercise price for the number of shares of Common Stock being purchased. The form of such exercise notice may be set forth as part of an Option Agreement.
     (f) Rights in Event of Death or Disability. If a Grantee dies or becomes disabled before termination of his right to exercise an Option under his Option Agreement without having totally exercised the Option, the Option may be exercised, to the extent of the shares with respect to which the Option could have been exercised by the Grantee on the date of his death or disability, by (i) the Grantee’s estate or by the person or persons who acquired the right to exercise the Option by bequest or inheritance or by reason of the death of the Grantee, or (ii) the Grantee or his personal representative in the event of the Grantee’s disability; provided, that the Option may be exercised only before the date of its expiration or not more than 180 days after the date of the Grantee’s death or disability, whichever first occurs. The disability and the date of disability of a Grantee shall be determined by the Committee.
     (g) Payment. Full payment for shares purchased upon exercising an Option shall be made in cash or by check at the time of exercise, or on such other terms as are set forth in the applicable Option Agreement. No shares of Common Stock may be issued until full payment of the purchase price therefor has been made, and a Grantee will have none of the rights of a shareholder until shares are issued to him.
     7. TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS. Each Restricted Stock Agreement shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The terms and conditions of such Restricted Stock Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Agreements need not be identical, but each such Restricted Stock Agreement shall be subject to the terms and conditions of this Section 7.
     (a) Forfeiture Restrictions. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Grantee and to an obligation of the Grantee to forfeit and surrender the shares to the Company under certain circumstances (“Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse on the passage of time, the attainment of one or more performance targets established by the Committee, or the occurrence of such other event or events determined to be appropriate by the Committee. The Forfeiture Restrictions applicable to a particular Restricted Stock Award (which may differ from any other such Restricted Stock Award) shall be stated in the Restricted Stock Agreement.
     (b) Restricted Stock Awards. At the time any Restricted Stock Award is granted under the Plan, the Company and the Grantee shall enter into a Restricted Stock Agreement setting forth each of the matters addressed in this Section 7 and such other matters as the Committee may determine to be appropriate. Shares of Common Stock granted pursuant to a Restricted Stock Award shall be represented by one or more stock certificates registered in the name of the Grantee of such Restricted Stock Award. The Grantee shall have the right to receive dividends with respect to the shares of Common Stock subject to a Restricted Stock Award, to vote the shares of Common Stock subject thereto and to enjoy all other shareholder rights with respect to the shares of Common Stock subject thereto, except that, unless provided otherwise in the Restricted Stock Agreement or agreed to or approved by the Committee, (i) the Grantee shall not be entitled to delivery of the shares of Common Stock or any certificate representing them until the Forfeiture Restrictions have expired, (ii) the Company or an escrow agent shall retain custody of shares of Common Stock and the certificate or certificates representing them until the Forfeiture Restrictions have expired, (iii) the Grantee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares of Common Stock until the Forfeiture Restrictions subject thereto have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of any Restricted Stock Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Restricted Stock Award, including (without limitation) rules pertaining to the termination of the Grantee’s service as a director of the

Company (by retirement, disability, death or otherwise) before expiration of the Forfeiture Restrictions. Such additional terms, conditions or restrictions shall also be set forth in a Restricted Stock Agreement made in connection with the Restricted Stock Award.
     (c) Rights and Obligations of Grantee. One or more stock certificates representing shares of Common Stock, free of Forfeiture Restrictions, shall be delivered to the Grantee as soon as administratively practicable after, and only after, the Forfeiture Restrictions with respect to such shares have expired and any other conditions set forth in the Restricted Stock Agreement have been satisfied. Each Restricted Stock Agreement shall require that (i) the Grantee, by acceptance of the Restricted Stock Award, shall irrevocably grant to the Company a power of attorney to transfer any shares so forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer, and (ii) such provisions regarding transfers of forfeited shares of Common Stock shall be specifically performable by the Company in a court of equity or law.
     (d) Restriction Period. The Restriction Period for a Restricted Stock Award shall commence on the date of grant of the Restricted Stock Award and, unless otherwise established by the Committee and stated in the corresponding Restricted Stock Agreement, shall expire upon satisfaction of the conditions set forth in the Restricted Stock Agreement pursuant to which the Forfeiture Restrictions will lapse.
     (e) Securities Restrictions. The Committee may impose other conditions on any shares of Common Stock subject to a Restricted Stock Award as it may deem advisable, including, without limitation, (i) restrictions under applicable state or federal securities laws, and (ii) the requirements of any stock exchange or market quotation system upon which shares of Common Stock are then listed or quoted.
     (f) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment required to be made for shares of Common Stock subject to a Restricted Stock Award. In the absence of such a determination, the Grantee shall not be required to make any payment for shares of Common Stock subject to a Restricted Stock Award, except to the extent otherwise required by law.
     (g) Forfeiture of Restricted Stock. Subject to the provisions of the particular Restricted Stock Agreement, on termination of the Grantee’s service as a director of the Company during the Restriction Period, the shares of Common Stock subject to the Restricted Stock Award shall be forfeited by the Grantee. Upon any forfeiture, all rights of the Grantee with respect to the forfeited shares of Common Stock subject to the Restricted Stock Award shall cease and terminate, without any further obligation on the part of the Company, except that if so provided in the Restricted Stock Agreement applicable to the Restricted Stock Award, the Company shall repurchase each of the shares of Common Stock forfeited for the purchase price per share paid by the Grantee. The Committee will have discretion to determine whether the service as a director by Grantee has terminated and the date on which such service terminated.
     (h) Lapse of Forfeiture Restrictions in Certain Events; Committee’s Discretion. Notwithstanding the provisions of Section 7(g) or any other provision in the Plan to the contrary, the Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to the Grantee pursuant to a Restricted Stock Award, and upon such vesting, all Forfeiture Restrictions applicable to such Restricted Stock Award shall lapse or terminate. Any action by the Committee pursuant to this Section 7(h) may vary among individual Grantees and may vary among the Restricted Stock Awards held by any individual Grantee. Notwithstanding the preceding provisions of this Section 7(h), the Committee may not take any action described in this Section 7(h) if such action would cause the Restricted Stock Award or the Plan to become subject to Section 409A of the Internal Revenue Code of 1986, as amended.
     8. CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The number of shares of Common Stock covered by each outstanding Option and each outstanding Restricted Stock Award granted under the Plan and the Option exercise or purchase price may be adjusted to reflect, as deemed appropriate by the Committee, any stock dividend, stock split, share combination, exchange of shares, sale of all or substantially all outstanding capital stock, recapitalization, merger, consolidation, separation, reorganization, sale of all or substantially all assets, liquidation, or the like of or by the Company.
     In the event of a merger, consolidation, share exchange, sale of all or substantially all outstanding capital stock, reorganization, sale of all or substantially all assets, liquidation, recapitalization, separation, or the like of or by the Company, (a) the Company (acting by or through the Board or the Committee) may make such arrangements as it deems advisable with respect to outstanding Options granted under the Plan, and those arrangements shall be binding upon each Grantee who holds an outstanding Option granted under the Plan, including (without limitation) arrangements for the substitution of new Options for any Options then outstanding (by conversion or otherwise), the assumption of any such outstanding Options, or the payment for any such outstanding Options, and (b) unless the terms of the applicable Restricted Stock Agreement otherwise provide, the Forfeiture Restrictions applicable to each outstanding Restricted Stock Award shall lapse and shares of Common Stock subject to such Restricted Stock Award shall be released from escrow, if applicable, and delivered to the Grantee free of any Forfeiture Restriction.
     9. INTERPRETATION. The Committee shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committee may rescind and amend its rules and regulations.
     10. AMENDMENT OR DISCONTINUANCE. The Plan may be amended or discontinued by the Board without the approval of the shareholders of the Company, except that any amendment that would (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the number of securities that may be issued under the Plan, or (c) materially modify the requirements of eligibility for participation in the Plan, must be approved by the shareholders of the Company. In addition, to the extent necessary to comply with applicable laws or the applicable requirements of any stock exchange or national market-quotation system, the Company shall obtain shareholder approval of any Plan amendment in such manner and to such decree as required.
     11. EFFECT OF PLAN. Neither the adoption of the Plan nor any action of the Committee shall be deemed to give any non-employee director any rights other than as may be evidenced by the Plan, each Option Agreement or each Restricted Stock Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the

Company in accordance with the Plan, and then only to the extent and on the terms and conditions expressly set forth herein and therein.
     12. TERM. Unless sooner terminated by action of the Board, the Plan will terminate on the earlier of August 23, 2015 or the date on which no shares of Common Stock subject to the Plan remain available to be granted under the Plan according to its provisions. No Options or Restricted Stock Awards will be granted under the Plan after that date, but Options and Restricted Stock Awards granted before that date will continue to be effective in accordance with their terms.
     13. GOVERNING LAW. The Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas.
     14. DEFINITIONS. For the purposes of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:
     (a) “Board” means the Board of Directors of the Company.
     (b) “Committee” means the Compensation Committee, as constituted from time to time, of the Board or, if determined by the Board in its sole discretion, the Board.
     (c) “Common Stock” means the Common Stock, $0.01 par value per share, of the Company or the common stock that the Company may in the future be authorized to issue (as long as the common stock varies from that currently authorized, if at all, only in amount of par value).
     (d) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
     (i) If the Common Stock is listed on any established stock exchange or quoted on any market-quotation system (such as the NASDAQ National Market System), the Fair Market Value of a share of Common Stock shall be the closing sales price for such a share of Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or, if more than one, the exchange or market with the greatest volume of trading in the Common Stock) either, as determined by the Committee, on the day of determination or on last market trading day before the day of determination.
     (ii) In the absence of any such established markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee.
     (e) “Grantee” means a non-employee director to whom an Option or a Restricted Stock Award has been granted under the Plan.
     (f) “Option” means a stock option granted pursuant to the Plan to purchase a specified number of shares of Common Stock.

     (g) “Option Agreement” means the written agreement evidencing the grant of an Option executed by the Company and the Grantee, including (without limitation) any amendments or supplements thereto.
     (h) “Option Period” means the period during which an Option may be exercised.
     (i) “Plan” means this Ace Cash Express, Inc. Non-Employee Directors Stock Option Plan, as may be amended or supplemented from time to time.
     (j) “Restriction Period” means the period during which the Common Stock under a Restricted Stock Award is nontransferable and subject to Forfeiture Restrictions, as defined in Section 7(a) of the Plan, set forth in the related Restricted Stock Agreement.
     (k) “Restricted Stock Agreement” means the written agreement evidencing the grant of a Restricted Stock Award executed by the Company and the Grantee, including (without limitation) any amendments or supplements thereto.
     (l) “Restricted Stock Award” means an award, granted under the Plan, of shares of Common Stock issued to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions and other terms and conditions as are established by the Committee.
     (m) “Section” means a section of the Plan unless otherwise stated or the context otherwise requires.